As filed with the Securities and Exchange Commission on August 15, 2019
Registration No. 333-200594

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 22
to
Form S-11
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Black Creek Industrial REIT IV Inc.
(Exact name of registrant as specified in its charter)

518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone (303) 228-2200
(Address of principal executive offices)

Dwight L. Merriman III
Managing Director, Chief Executive Officer
Black Creek Industrial REIT IV Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone (303) 228-2200
(Name, address and telephone number of agent for service)

copies to:
Alice L. Connaughton, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Avenue, Suite 6000
Washington, DC 20006
(202) 887-1500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-200594
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐	Smaller reporting company ☒
Non-accelerated filer	☒		Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
This Post-Effective Amendment No. 22 to the Registration Statement on Form S-11 (Registration No. 333-200594) of Black Creek Industrial REIT IV Inc. is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits
(b) Exhibits. The following exhibit is filed as part of this Registration Statement:

Exhibit Number	Exhibit
99.1	Consent of Altus Group U.S., Inc.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 22 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 15, 2019.

BLACK CREEK INDUSTRIAL REIT IV INC.

By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Managing Director, Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on August 15, 2019.

Signature	Title

*	Chairman of the Board and Director
Evan H. Zucker

*	Director
Marshall M. Burton

*	Director
Charles B. Duke

*	Director
John S. Hagestad

*	Director
Stanley A. Moore

/s/ DWIGHT L. MERRIMAN III	Managing Director, Chief Executive Officer and Director (Principal Executive Officer)
Dwight L. Merriman III

/s/ THOMAS G. MCGONAGLE	Managing Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Thomas G. McGonagle

*By: /s/ THOMAS G. MCGONAGLE	Attorney-in-Fact
Thomas G. McGonagle